UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2022

Diego Pellicer Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55815	33-1223037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6160 Plumas Street, Reno, Nevada 89519

Registrant’s telephone number, including area code: (516) 900-3799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 18, 2022 (“Issue Date”), Diego Pellicer Worldwide, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with GS Capital Partners, LLC (“GS Capital”), pursuant to which GS Capital purchased a convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $165,000, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of GS Capital. The transaction contemplated by the Purchase Agreement closed on February 19, 2022. The Company intends to use the net proceeds ($160,000) from the Note for general working capital purposes.

The maturity date of the Note is February 17, 2023 (the “Maturity Date”). The Note shall bear interest at a rate of 8% per annum. Principal payments shall be made in ten (10) installments each in the amount of US$17,800 commencing on the ninetieth (90th) day anniversary following the Issue Date and continuing thereafter each thirty (30) days for ten (10) months. Notwithstanding the forgoing, the final payment of principal and interest shall be due on the Maturity Date. GS Capital has the option to convert all or any amount of the principal face amount of the Note from time to time, and at any time following an event of default, at the then-applicable conversion price. The conversion price for the Note shall be equal to the Variable Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 65% multiplied by the Market Price (as defined herein) (representing a discount rate of 35%). “Market Price” means the average of the lowest three (3) trading prices for the Common Stock during the fifteen (15) trading day period ending on the latest complete trading day prior to the Conversion Date. Notwithstanding the foregoing, GS Capital shall be restricted from effecting a conversion if such conversion, along with other shares of the Company’s common stock beneficially owned by GS Capital and its affiliates, exceeds 4.99% of the outstanding shares of the Company’s common stock. The Note may be prepaid by the Company. Pursuant to the terms of the Purchase Agreement, the Company paid GS Capital’s fees and expenses in the aggregate amount of $5,000. The Note also contains an original issue discount of $5,000. The Company will also issue 1,700,000 shares of the Company’s common stock to GS Capital as additional consideration for the purchase of the Note.

The Note contains certain events of default, as well as certain customary events of default, including, among others, breach of covenants, representations or warranties, insolvency, bankruptcy, liquidation and failure by the Company to pay the principal and interest due under the Note. Upon the occurrence and during the continuation of default, Company will be obligated for further payments/interest to GS Capital, dependent on the nature of the default

The Note was issued, and any shares to be issued pursuant to any conversion of the Note shall be issued, in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The foregoing description of the Note and the Purchase Agreement does not purport to be complete and is qualified in their entirety by reference to the full text of the Purchase Agreement and the Note, which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
4.1*	8% Promissory Note, dated February 18, 2022, issued by the Company to GS Capital Partners, LLC
10.1*	Securities Purchase Agreement, dated February 18, 2022, by and between the Company and GS Capital Partners, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diego Pellicer Worldwide, Inc.

By:	/s/ Christopher D. Strachan
Christopher D. Strachan Chief Financial Officer

Dated: February 24, 2022